Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Accolade, Inc.:

We consent to the use of our report dated May 7, 2021, with respect to the consolidated balance sheets of Accolade, Inc. as of February 28, 2021 and February 29, 2020, the related consolidated statements of operations, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended February 28, 2021, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 7, 2021